UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.    )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ADAGIO THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

On May 19, 2022, Adagio Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission a Current Report on Form 8-K announcing that the Company will be postponing the Company’s 2022 Annual Meeting of Stockholders, previously scheduled for May 26, 2022. The disclosure included in the Form 8-K is provided below.

Item 8.01 Other Events.

On May 19, 2022, Adagio Therapeutics, Inc. (the “Company”) announced that it will postpone the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), previously scheduled for May 26, 2022, and with respect to which the Company had filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on April 26, 2022. The Company will also set a new record date, which will be announced along with the new Annual Meeting date at a later time.

The Company has received notice from Mithril II LP, a Delaware limited partnership (“Mithril”), which beneficially owns approximately 10.2% of the Company’s common stock, expressing the intention of Mithril to nominate three nominees for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting. Mithril and the other participants in its proxy solicitation (collectively, the “Mithril Group”) have filed a definitive proxy statement with the SEC in which they indicate beneficial ownership of approximately 49.3% of the shares of the Company’s common stock outstanding on March 29, 2022. The three candidates (collectively, the “Mithril Nominees”) nominated by Mithril are the only nominees that have been submitted for election at the Annual Meeting.

The Company will not be submitting a separate slate of nominees for election to the Board at the Annual Meeting. Consequently, the Company does not plan to solicit proxies from stockholders in connection with the Annual Meeting or plan to deliver a proxy statement or proxy solicitation materials to stockholders in connection with the Annual Meeting.

Pursuant to Rule 14c-2(a) of Regulation 14C of the Securities and Exchange Act of 1934, as amended, the Company has filed a preliminary information statement on Schedule 14C that contains additional information about the Annual Meeting. To comply with the (i) mandatory preliminary review period under Rule 14c-5 of Regulation 14C, and (ii) requirement that the Annual Meeting be held at least 20 days after the Company’s mailing of a definitive information statement, the date of the Annual Meeting must be postponed from its originally scheduled date.

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